Entrada Therapeutics Reports First Quarter 2023 Financial Results

- $412 million in cash, cash equivalents and marketable securities as of March 31, 2023 -

- Cash runway into the second half of 2025 -

BOSTON, May 10, 2023 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA), a biopharmaceutical company aiming to transform the lives of patients by establishing intracellular Endosomal Escape Vehicle (EEV™)-therapeutics as a new class of medicines, today reported financial results for the first quarter ending March 31, 2023, and highlighted recent business updates.

“In the first quarter, we successfully closed on our transformational collaboration with Vertex for the development of EEV-therapeutics targeting myotonic dystrophy type 1, the most prevalent form of muscular dystrophy. In addition to advancing this important program, the collaboration provides validation of our proprietary EEV platform and extends our cash runway into the second half of 2025,” said Dipal Doshi, President and Chief Executive Officer of Entrada Therapeutics. “Within our growing Duchenne franchise, we are pursuing global opportunities to initiate a healthy volunteer clinical trial for our ENTR-601-44 program while simultaneously working to address FDA’s feedback regarding our IND. There is a profound unmet medical need for Duchenne patients who are exon 44 skipping amenable and we remain very confident in achieving our goal of initiating a clinical trial in 2023.”

Recent Corporate Highlights

•Entrada is actively working to resolve the clinical hold on its Investigational New Drug (IND) application for ENTR-601-44 with the U.S. Food and Drug Administration (FDA). Given the extraordinary unmet medical need, the Company is simultaneously pursuing global opportunities with the continued goal of initiating a healthy volunteer trial in 2023.

•In February 2023, Entrada announced the closing of its strategic collaboration and license agreement with Vertex for the discovery and development of intracellular EEV-therapeutic candidates for myotonic dystrophy type 1 (DM1). Under the terms of the agreement, Entrada received an upfront payment of $224 million, as well as an equity investment of $26 million in February 2023. Entrada is eligible to receive up to $485 million for the successful achievement of certain research, development, regulatory and commercial milestones, and tiered royalties on future net sales for any products that may result from the collaboration agreement.

•In March 2023, Entrada presented additional preclinical data at the Muscular Dystrophy Association (MDA) Clinical & Scientific Conference supporting the development of ENTR-601-45 for the potential treatment of patients with Duchenne who are exon 45 skipping amenable, including data visualizing dystrophin restoration in skeletal and cardiac muscle cells. Entrada selected ENTR-601-45 as the second clinical candidate within its Duchenne franchise in January 2023 and plans to submit an IND application in the fourth quarter of 2024.

•In April 2023, Entrada announced the appointment of Dr. Bernhardt “Bernie” Zeiher to its Board of Directors. Dr. Zeiher has over 25 years of experience in the pharmaceutical industry and has supported the development and approval of 15 products across multiple therapeutic areas. Dr. Zeiher served most recently as the Chief Medical Officer at Astellas Pharma.

First Quarter 2023 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $411.6 million as of March 31, 2023, compared to $188.7 million as of December 31, 2022. This increase is primarily due to the $250.0 million in proceeds from the Vertex Agreement. Entrada anticipates that its cash, cash equivalents and marketable securities as of March 31, 2023, together with ongoing research support and the anticipated achievement of certain milestones under the Vertex Agreement, will be sufficient to extend its cash runway into the second half of 2025, supporting the Company’s expansion and continued development of EEV-therapeutic candidates targeting Duchenne as well as other indications beyond neuromuscular diseases.

Collaboration Revenue: Collaboration revenue was $25.3 million for the first quarter of 2023 following the closing of the Vertex Agreement in February 2023. There was no collaboration revenue in the first quarter of 2022.

Research & Development (R&D) Expenses: R&D expenses were $23.1 million for the first quarter of 2023, compared to $15.7 million for the same period in 2022. This increase was primarily due to additional investment in preclinical studies to support future clinical trials, sublicense fees, and higher personnel costs (including non-cash, stock-based compensation).

General & Administrative (G&A) Expenses: G&A expenses were $7.9 million for the first quarter of 2023, compared to $6.4 million for the same period in 2022. This increase was primarily due to higher personnel costs (including non-cash, stock-based compensation), legal costs and other costs to support continued research and development activities.

Net Loss: Net loss was $6.7 million for the first quarter of 2023, compared to a net loss of $21.7 million for the same period in 2022.

About Entrada Therapeutics
Entrada Therapeutics is a biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines, Endosomal Escape Vehicle (EEV™)-therapeutics, to engage intracellular targets that have long been considered inaccessible and undruggable. The Company’s EEV therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through its proprietary, highly versatile and modular EEV platform, Entrada is building a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, immunological, ocular and metabolic diseases, among others. The Company’s lead oligonucleotide programs include ENTR-601-44 and ENTR-601-45 for the potential treatment of people living with Duchenne who are exon 44 and 45 skipping amenable, respectively, as well as our partnered candidate ENTR-701 targeting myotonic dystrophy type 1 (DM1).

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the potential benefits and results that may be achieved through Entrada’s collaboration with Vertex, the ability of Entrada and Vertex to complete the proposed collaboration, the anticipated advancement of the DM1 program, express or implied statements regarding the clinical hold on the IND for ENTR-601-44, expectations regarding the timing and outcome of Entrada’s discussions with the FDA regarding the clinical hold on the IND for ENTR-601-44, Entrada’s ability to address the FDA’s concerns regarding its IND for ENTR-601-44, Entrada’s ability to initiate a healthy volunteer trial in 2023, expectations regarding the findings from preclinical data of Entrada’s therapeutic candidates, including the planned IND submission for ENTR-601-45, its timing, and its partnered candidate ENTR-701, the continued development and advancement of ENTR-601-44 and ENTR-601-45 for the treatment of Duchenne and ENTR-701 for the treatment of DM1, including the IND application-enabling studies, the timing of Entrada's planned regulatory filings regarding its development programs, the ability to develop additional exon skipping programs, the potential therapeutic benefits of its EEV candidates, and the sufficiency of its cash resources into the second half of 2025, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results from preclinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance for IND applications and initiate clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Collaboration revenue	$25,260	$—
Operating expenses:
Research and development	23,102	15,718
General and administrative	7,938	6,433
Total operating expenses	31,040	22,151
Loss from operations	(5,780)	(22,151)
Other income:
Interest and other income	2,657	480
Total other income	2,657	480
Loss before provision for income taxes	(3,123)	(21,671)
Provision for income taxes	(3,551)	—
Net loss	$(6,674)	$(21,671)
Net loss per share attributable to common stockholders, basic and	$(0.21)	$(0.69)
Weighted-average common shares outstanding, basic and diluted	32,374,299	31,246,916

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	March 31, 2023	December 31, 2022

Cash and cash equivalents	$227,648	$ 45,157
Marketable securities	183,983	143,555
Total assets	475,569	252,056
Total liabilities	245,957	39,502
Total stockholders’ deficit	229,612	212,554

Investor and Media Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com